Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES REPORTS FOURTH QUARTER AND YEAR END 2006 RESULTS

2006 Revenues Rise 40%; Fuels Enhanced Growth Opportunities

Littleton, CO – March 13, 2007 – ADA-ES, Inc. (NASDAQ:ADES) today announced financial results for the year and fourth quarter ended December 31, 2006. See attached tables.

For 2006, total revenues rose 40% to $15.5 million. ADA-ES reported an operating loss of $12,000 compared to operating income of $651,000 in 2005, due to activities related to the Company’s growth strategies. For example, the Company recognized $411,000 in M&A expenses related to its plans to vertically integrate into the production of activated carbon. In addition, the Company recorded $618,000 in expenses related to its Refined Coal efforts, which resulted in a joint venture with an affiliate of NexGen Resources Corporation, while the initial payment of $1,000,000 by NexGen to the Company was recorded, net of taxes, as an increase in equity rather than as revenues. Net income was $377,000 or $0.07 per diluted share versus $663,000 or $0.13 per diluted share in 2005. Net income per diluted share was calculated on 12% more shares outstanding due to a 790,000-share private equity placement in October 2005.

For the fourth quarter, total revenues increased 25% to $4.1 million. General and administrative expenses increased primarily due to the implementation of stock option expensing per SFAS 123R ($83,000), expenses resulting from additional employees (a $162,000 increase), and higher legal and director fees and expenses incurred to maintain compliance with public company regulations (a $135,000 increase). Net income for the quarter was $223,000, or $0.04 per share, compared to $213,000, or $0.04 per share in the fourth quarter of 2005.

Dr. Mike Durham, President of ADA-ES, stated, “Our revenue growth for the year surpassed our expectations and was driven by continued strength in our mercury emission control segment. Sales in this area grew 35% during the fourth quarter, and 55% for the year. By the end of 2006, we had won contracts covering 12 activated carbon injection (“ACI”) systems for mercury control. We will continue to generate revenues from eight of these contracts during 2007. Thus far in 2007, we have won awards for five additional ACI systems. Additionally, we have the potential to sell another six units via an existing contract if our customer exercises all of their options. Currently, ADA-ES has secured contracts equivalent to a market share greater than 55% of the ACI systems sold to date.

“We are winning this business by capitalizing on our key strategic advantages, including the extensive experience and relationships we developed by conducting more than 30 full-scale demonstrations of activated carbon injection technology at power plants across the country. The mercury market is growing rapidly, and we expect to bid on between 50 and 100 systems over the next 2 years. As a result, we are more than doubling the number of engineers in our commercial equipment group who are integral in the preparation of bids, proposals and contracts. Proposals are submitted three to nine months prior to contract awards; therefore, we incur related expenses prior to revenues from new contracts.

Dr. Durham continued, “We remain optimistic about the Company’s long-term prospects based primarily on the following growth areas:

o

Continued expansion of the mercury emission control market, which is projected to be a multi-billion dollar a year business if/when Congress passes legislation to further strengthen existing regulations that affect most of the country’s 1,100 plus coal-fired boilers. This growing market is creating continued strong demand for our mercury control products and services. Currently, there are 12 states with mercury control rules and 13 states considering regulations stricter than the federal government’s CAMR rule.

o

To fully take advantage of the Company’s position in the mercury market, ADA-ES has committed to continue the development of an activated carbon manufacturing facility, with the purpose of satisfying a significant portion of the shortage in activated carbon supply we expect for the rapidly expanding mercury control market. The large-scale production facility is being designed to maximize efficiency and produce the most cost-effective product for the mercury control market. Approved and funded activities include plant design, securing options on various desirable properties for the plant, and permitting, as well as specifying and sourcing of key capital equipment, and negotiating with potential financial partners. We expect the build-out to cost approximately $200 million, and plan to finance it through a combination of equity and debt funding from financial and strategic partners.

o

The Company has an attractive position in Refined Coal, where we believe our technology is applicable to a target market of approximately 60 million tons of Refined Coal per year, which would amount to a market potential of approximately $150 million per year. Importantly, initial interest from the market appears strong, and our business model provides a basis for rapid development and implementation of new product. During the fourth quarter, we formed a 50:50 Joint Venture with NexGen, which will do business as Clean Coal Solutions, LLC. NexGen has paid ADA-ES $1 million to date, which is reflected in our shareholders’ equity, and, if the tax credits are assured, has the right to maintain a 50% position in the JV by paying ADA-ES an additional $4 million, payable in 8 quarterly payments of $500,000 each, beginning as early as the 4th quarter of 2007. Revenues from this JV would be generated from monetization of tax credits, which are eligible to commence in 2009.”

Dr. Durham concluded, “We look forward to reporting on ADA-ES’ continued development.”

The Company will delay the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 in order to complete the review and certifications required by the Sarbanes-Oxley Act. The Company plans to file its Form 10-K on or before March 30, 2007.

Conference Call

Management will conduct a conference call focusing on the financial results and recent developments at 11:00 a.m. ET on Tuesday, March 13, 2007. Interested parties may participate in the call by dialing 706-679-3200. Please call in 10 minutes before the call is scheduled to begin, and ask for the ADES call (conference ID # 1886719). The conference call will also be webcast live via the Investor Information section of ADA-ES’ website at www.adaes.com. To listen to the live call please go the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website.

About ADA-ES

Headquartered in Littleton, CO, ADA-ES develops and implements proprietary environmental technology and specialty chemicals that enable coal-fueled power plants to enhance existing air pollution control equipment, maximize capacity and improve operating efficiencies. Through the Company’s largest and fastest-growing segment, Mercury Emission Control, ADA-ES supplies activated carbon injection systems, mercury measurement instrumentation, and related services. Additionally, the Company is implementing plans to produce and supply activated carbon.

This press release and the referenced conference call contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which provide a “safe harbor” for such statements in certain circumstances. These statements include the Company’s expectations regarding future revenues or other financial measures, the number and timing of anticipated projects and new contracts, anticipated size of and growth in our target markets, expected shortage in activated carbon supply, costs of building an activated carbon manufacturing facility and similar items. Such statements involve significant uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including but not limited to changing economic conditions and market demand for ADA-ES’ products and services, changes in technology, failure to satisfy performance guarantees, reductions in federal funding, changes in federal and state laws or regulations, results of demonstrations of the Company’s and licensed technologies, inability to obtain funding and other risks related to the development of an activated carbon manufacturing facility, operational difficulties, availability of skilled personnel, and other factors discussed in the Company’s filings with the U.S. Securities and Exchange Commission. The forward looking statements contained in this press release are presented as of the date hereof, and we disclaim any duty to update such statements unless required by law to do so.

Contact:
ADA-ES, Inc.	-or-	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President		The Equity Group Inc.
Mark H. McKinnies, Senior VP & CFO		www.theequitygroup.com

(303) 734-1727		Loren G. Mortman, (212) 836-9604
www.adaes.com		LMortman@equityny.com

ADA-ES, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited)
(amounts in thousands, except shares and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
REVENUE:
Mercury emission control	$ 3,732	$ 2,771	$ 13,607	$ 8,784
Flue gas conditioning and other	353	496	1,881	2,244

Total net revenues	4,085	3,267	15,488	11,028

COST OF REVENUES
Mercury emission control	1,838	1,830	8,426	5,722
Flue gas conditioning and other	153	227	1,156	1,019

Total cost of revenues	1,991	2,057	9,582	6,741

GROSS MARGIN	2,094	1,210	5,906	4,287

OTHER COSTS AND EXPENSES:
General and administrative	1,434	629	4,170	2,502
Research and development	542	307	1,464	977
Depreciation and amortization	91	34	284	157

Total other costs and expenses	2,067	970	5,918	3,636

OPERATING INCOME (LOSS)	27	240	(12)	651

OTHER INCOME (EXPENSE):
Other expense and interest	—	(35)	(412)	(9)
Interest and other income	251	182	909	357

Total other income	251	147	497	348

INCOME BEFORE TAX	278	387	485	999

PROVISION FOR TAX EXPENSE	(55)	(174)	(108)	(336)

NET INCOME	223	213	377	663

UNREALIZED GAINS AND (LOSSES) ON CERTAIN
INVESTMENTS IN DEBT AND EQUITY SECURITIES,
NET OF TAX	48	25	134	(1)

COMPREHENSIVE INCOME	$ 271	$ 238	$ 511	$ 662

NET INCOME PER COMMON SHARE – BASIC AND DILUTED	$ .04	$ .04	$ .07	$ .13

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	5,631	5,411	5,624	4,966

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	5,708	5,666	5,729	5,137

See notes accompanying ADA-ES’ consolidated financial statements in its Form 10-K for the fiscal year ended December 31, 2006.

ADA-ES, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited)
(amounts in thousands, except shares)

	December 31, 2006	December 31, 2005
CURRENT ASSETS:
Cash and cash equivalents	$ 16,129	$ 14,026
Trade receivables, net of allowance for doubtful accounts of $4	3,522	3,014
Investments in securities	2,427	2,515
Prepaid expenses and other	361	283

Total current assets	22,439	19,838

PROPERTY AND EQUIPMENT, at cost	1,830	1,663
Less accumulated depreciation and amortization	(1,033)	(1,013)

Net property and equipment	797	650

GOODWILL, net of $1,556 in amortization	2,024	2,024
INTANGIBLE ASSETS, net of $57 and $44, respectively, in amortization	241	156
INVESTMENTS IN SECURITIES	5,322	5,663
OTHER ASSETS	931	385

TOTAL ASSETS	$ 31,754	$ 28,716

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 2,352	$ 1,706
Accrued payroll and related liabilities	618	516
Accrued expenses	161	138
Deferred revenue and other	761	460

Total current liabilities	3,892	2,820

LONG-TERM LIABILITIES:
Deferred warranty and other	184	40

Total liabilities	4,076	2,860

MINORITY INTEREST	37	–

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock; 50,000,000 shares authorized, none outstanding	–	–
Common stock; no par value, 50,000,000 shares authorized,
5,635,137 and 5,610,267 shares issued and outstanding, respectively	27,592	26,318
Accumulated other comprehensive income	167	33
Accumulated deficit	(118)	(495)

Total stockholders’ equity	27,641	25,856

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 31,754	$ 28,716

See notes accompanying ADA-ES’ consolidated financial statements in its Form 10-K for the fiscal year ended December 31, 2006.